CONSULTING AGREEMENT

            This Consulting Agreement is made and entered into effective August 2, 2001, between Sonus Corp. ("Sonus"), a Yukon Territory corporation, and Randall E. Drullinger ("Drullinger").

                                    RECITALS

            Sonus, formerly known as HealthCare Capital Corp., has employed Drullinger under a written employment agreement dated November 14, 1997 ("Employment Agreement").

            The parties wish to modify and replace the Employment Agreement by providing for continued consulting services by Drullinger to Sonus on a limited basis through August 2003 and to compensate Drullinger for those consulting services.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

            1.    MODIFICATION EMPLOYMENT AGREEMENT.

            a. This Consulting Agreement modifies and replaces each and every provision of the Employment Agreement, except Section 4.3 Stock Options. Sonus expressly agrees that all stock options granted to Drullinger pursuant to the Employment Agreement will remain in effect and exercisable throughout the term of this Consulting Agreement in accordance with the terms pursuant to which such stock options were granted. Drullinger expressly agrees that all stock options granted to him will expire on August 1, 2003, and may not be exercised after that date. Drullinger also acknowledges and agrees that he will not be eligible to receive additional options notwithstanding any additional options that may be granted in the future with respect to full-time employees of Sonus. Drullinger will be eligible to participate on the same basis as other Sonus employees in any blanket "re-pricing" of existing options that may be undertaken by Sonus.

            b. Drullinger will continue his current employment through August 1, 2001, under the Employment Agreement. On August 1, 2001, Sonus will pay Drullinger $8,633.66 in full satisfaction of all earned and unpaid compensation as an employee of Sonus, including accrued vacation and bonuses, to and including such date, with the exception of $1,875 that Drullinger may be entitled to as a bonus for meeting certain financial objectives during the fiscal quarter ended July 31, 2001 (the "Fourth Quarter Bonus"). In the event that such financial objectives are met, Sonus will pay Drullinger the Fourth Quarter Bonus in accordance with its customary practice.

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            2.    CONSULTING SERVICES.

            a. From August 2, 2001 through August 1, 2003, Drullinger agrees to provide no less than 48 hours each month of consulting services to Sonus at mutually agreed times and places.

            b. The relationship between Sonus and Drullinger during the period August 2, 2001 to August 1, 2003 intended by this Consulting Agreement with respect services under this Section 2 is that of employer and employee under the laws of the state of Oregon.

            3.    COMPENSATION.

            a.    In  consideration  of the  consulting  services for the period beginning August 2, 2001 and ending August 1, 2003 as described above, Sonus agrees to pay Drullinger $7,083.33 per month, less applicable employee deductions for taxes and benefits, on the scheduled payroll dates of Sonus.

            b. In the event that any of the 48 hours of consulting services each month requires overnight travel, Sonus will pay Drullinger an additional $75 per hour for each hour of consulting (travel time not included) performed during the overnight trip, payable on the next scheduled payroll date of Sonus in the following month.

            c. In the event Sonus requests and Drullinger agrees to provide consulting services to Sonus in excess of 48 hours each month, Sonus agrees to compensate Drullinger for such additional hours of consulting at $75 per hour, payable on the next scheduled payroll date of Sonus in the following month.

            4.    ADDITIONAL PAYMENTS.

                  As additional compensation, Sonus agrees to pay Drullinger $2,315.34 on January 2, 2002, $5,556.82 on January 2, 2003, and $3,241.48, on
August 2, 2003.

            5.    REIMBURSEMENT OF EXPENSES.

            a. Sonus agrees to reimburse Drullinger for reasonable travel expenses incurred in accordance with Sonus company policy.

            b. Sonus agrees to pay Drullinger $230.77 each pay period as a car allowance.

            6.    LIMITED NON-COMPETITION AGREEMENT.

            a. Sonus acknowledges that during the period August 2, 2001 to August 1, 2003, Drullinger will engage in consulting and other business activities in

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addition to his consulting  service to Sonus.  Sonus consents to such activities so long as they do not interfere with Drullinger's service to Sonus, described above.

            b. Drullinger agrees that during the period of August 2001 through August 2003, he will not engage in consulting services with Hearx Ltd, Helix Hearing Care of America, Inc., Sounds of Life, Inc., Newport Audiology, or any affiliates of the foregoing companies.

            7.    CONSULTING FOR SONUS NETWORK MEMBERS.

            a. The parties agree that Drullinger may provide consulting services to Sonus Network Members as requested by Sonus for fees as mutually agreed for each such engagement.

            b. Sonus agrees to pay Drullinger a fee of $500 (the "Network Fee") for each person or entity that becomes a Sonus Network member as a direct result of the efforts of Drullinger. Drullinger will promptly reimburse Sonus for each Network Fee paid if the Sonus Network member for which the Network Fee was paid does not remain a Sonus Network member for at least 6 months. Sonus shall also pay Drullinger a finder's fee of 1.5 percent of net revenues recognized by each hearing care business acquired by Sonus (an "Acquired Business") during the last full fiscal year of the Acquired Business prior to its acquisition by Sonus, provided that the Acquisition of the Acquired Business was as a direct result of the efforts of Drullinger as determined by the Chief Executive Officer of Sonus in his sole discretion.

            c. The relationship between Sonus and Drullinger during the period August 2, 2001 to August 1, 2003 intended by this Consulting Agreement with respect services under this Section 7 is that of independent contractor and not employer and employee. Drullinger will pay all required taxes and file all required tax forms as a result of his status as an independent contractor and will defend, hold harmless, and indemnify Sonus from any claim, suit, or action of any kind arising out of his relationship with Sonus in performing consulting services under this Section 7.

            8.    HOLD HARMLESS.

            Sonus agrees to defend, hold harmless, and indemnify Drullinger from any claim, suit, or action of any kind arising out of his relationship with Sonus under the Employment Agreement, as a shareholder of Sonus, and as an employee under this Consulting Agreement.

            9.    WAIVER, ALTERATION, OR MODIFICATION.

            Any waiver, alteration, or modification of any of the terms of this Consulting Agreement will be valid only if made in writing and signed by the parties to this Consulting Agreement. No waiver by either of the parties of its rights under this Consulting Agreement will be deemed to constitute a waiver with respect to any

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subsequent  occurrence or transaction  hereunder unless the waiver  specifically states that it is to be construed as a continuing waiver.

            10.   CONSTRUCTION OF CONSULTING AGREEMENT.

            The validity, interpretation, construction, and performance of this Consulting Agreement will be governed by and construed in accordance with the laws of the state of Oregon. Any provision of this Consulting Agreement that is prohibited or unenforceable will be ineffective only to the extent of that prohibition or unenforceability without invalidating the remaining provisions of this Consulting Agreement.

            11.   ARBITRATION.

            Any dispute or claim that arises out of or that relates to this Consulting Agreement or to the interpretation, breach, or enforcement of this Consulting Agreement, shall be resolved by mandatory arbitration in accordance with the then effective arbitration rules of the Arbitration Service of Portland, Inc., and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

            12.   ATTORNEY FEES.

            In the event of any suit, action, or arbitration proceeding to enforce or interpret any provision of this Consulting Agreement (or which is based on this Consulting Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, arbitration, and in any appeal.

            13.   ENTIRE AGREEMENT.

            This Consulting Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the matters addressed in this Consulting Agreement. Except as otherwise provided in this Consulting Agreement, there are no other agreements or understandings, written or oral, in effect between the parties relating to the matters addressed herein.

            14.   RELEASE OF CLAIMS.

            Drullinger hereby releases and forever discharges Sonus and its related entities, including subsidiaries, and parent entities, and their respective predecessors, successors, assigns, and representatives, officers, shareholders, directors, agents, and employees and all of their past, present, and future officers, shareholders, directors, agents, and employees and their respective successors, assigns, executors, and administrators, of any and all claims, including but not limited to tort, contract, or statutory claims, including but not limited to claims under Title VII of the Civil Rights Act of 1964, federal Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 29 USC ss. 621, and any state or federal law, and

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any regulations  under such law, up to and including the date of this Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted. Nothing in this Agreement shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby. Both Drullinger and Sonus (and each of Sonus' directors, officers,
employees,   agents  and  insurers  and  their   successors   individually   and
collectively), expressly deny any such liability. Neither this Agreement nor any of its terms may be offered or admitted into evidence other than in an action by one of the parties to enforce its terms.

            15.   CONFIDENTIALITY.

            Except as specifically provided below, Drullinger will keep the fact of this Agreement and its terms confidential. This promise of confidentiality extends to all terms of this Agreement. Drullinger will not disclose the terms of this agreement to any firm, person or entity; provided, however, that:

            (a) To the extent necessary to receive professional advice, Drullinger may disclose the terms of this Agreement to his spouse, attorney, accountant, tax preparer, tax consultant, and financial planner; and

            (b) The terms of this Agreement may be disclosed if compelled under a court or administrative order or to enforce any of its terms in a court or administrative proceeding or arbitration, or as required by law, or to regulatory authorities, including self-regulating bodies.

            16.   CONSTRUCTION OF AGREEMENT.

            Each of the parties has reviewed, revised, and negotiated or had the opportunity to negotiate the terms, conditions, and language of this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in interpreting this Agreement. Section and paragraph titles in this Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Agreement. If any provision of this Agreement is found to be illegal or legally unenforceable, the remaining provisions shall continue in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have entered into this Consulting Agreement this 31st day of July 2001.

/s/ Randall E. Drullinger
-------------------------           SONUS CORP.
Randall E. Drullinger
                                        /s/ Daniel J. Kohl
                                    By: ---------------------------------------
                                        Daniel J. Kohl, Chief Executive Officer


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